Exhibit 99.1

H&R Block Announces Agreement Between RSM McGladrey, Inc.
and McGladrey & Pullen, LLP

•	Agreement resolves issue with McGladrey & Pullen, LLP

•	Renewable five-year extension of existing arrangements

•	No material financial impact

For Immediate Release:  December 11, 2009

KANSAS CITY, Mo. -  H&R Block, Inc. (NYSE:HRB) today announced that its wholly-owned subsidiary RSM McGladrey, Inc. (“RSM”) has reached an agreement on terms (the “Renewal Agreement”) with McGladrey & Pullen, LLP (“M&P”), an independent partner-owned public accounting firm delivering audit and attest services. The Renewal Agreement, which was approved by a vote of the M&P partners subject to definitive documentation, will extend the current collaboration of the two firms through an alternative practice structure until May 1, 2015.  Thereafter, the collaboration will renew automatically for additional five-year terms absent withdrawal by either of the parties under clearly defined circumstances.  The Renewal Agreement largely retains the existing restrictive covenants, as interpreted in a recently concluded arbitration proceeding.

“This agreement provides a stable foundation for future growth of RSM McGladrey,” said Russ Smyth, president and chief executive officer of H&R Block.  “The discussions were ultimately healthy to review the needs of both firms and to identify how we can best manage our respective operations to improve client service, accelerate growth initiatives, improve partner wealth creation and increase shareholder returns while preserving and protecting the independence of M&P.  We believe the real winners from this agreement will be our clients and future clients, as the new arrangement will facilitate taking this collaboration to an entirely new level,” added Smyth.  “We look forward to building our joint business and despite the current economic pressures, we see enormous opportunities for the future.”

Under the Renewal Agreement, the core alternative practice structure remains intact.  In this structure M&P is solely responsible for the attest practice and related professional responsibilities.  The parties have agreed to enhance cooperation in various areas with the goal of more completely aligning both firms’ short and long-term strategies to facilitate enhanced client service, and to improve operating efficiency and profitability.

While this agreement contains important changes in both the operational and financial relationship between RSM and M&P, and is subject to definitive documentation, the net financial impact of these changes has no material effect on H&R Block’s earnings guidance  for fiscal 2010.  Specifically, there is no impairment charge resulting from these changes.

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Forward Looking Statements

This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the ability of RSM and M&P to put the agreed terms into definitive documents; uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; uncertainties and potential contingent liabilities arising from our former mortgage loan origination and servicing business; uncertainties in the residential mortgage market and its impact on loan loss provisions; uncertainties pertaining to the commercial debt market; competitive factors; the Company’s effective income tax rate; litigation; uncertainties regarding the level of share repurchases; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the Company’s 2009 annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission.

About H&R Block

H&R Block Inc. (NYSE: HRB) is the world’s preeminent tax services provider, having prepared more than 500 million tax returns since 1955.  In fiscal 2009, H&R Block had annual revenues of $4.1 billion and prepared more than 24 million tax returns worldwide, utilizing more than 120,000 highly trained tax professionals.  The Company provides tax return preparation services in person, online through H&R Block Online, through its H&R Block At Home™ software and through other channels.  The Company is also one of the leading providers of business services through RSM McGladrey. For more information visit our Online Press Center at www.hrblock.com.

For Further Information:
Investor Relations                            Derek Drysdale, 816.854.4513, derek.drysdale@hrblock.com
Media Relations                                Gene King, 816.854.4672, gene.king@hrblock.com